Exhibit 99.1

Contact:	Media Brad Bishop 574-372-4291 bradley.bishop@zimmer.com	Investors Sam Leno 574-372-4790 sam.leno@zimmer.com

Zimmer Enacts Stockholder-Supported Changes
Regarding Rights Plan, Auditor Ratification

(WARSAW, IN) SEPTEMBER 15, 2004 – Zimmer Holdings, Inc. (NYSE and SWX: ZMH) announced today that its Board of Directors has approved an amendment to the Company’s stockholder rights plan. The amendment provides that the rights plan will expire on September 16, 2004. Prior to this amendment, the rights plan had been scheduled to expire in July 2011.

The Company also announced today that its Board of Directors has approved a new policy on stockholder rights plans. The policy provides that the Board shall seek stockholder approval prior to adopting or extending any stockholder rights plan, unless, under the circumstances then existing, the Board in exercising its fiduciary responsibilities deems it to be in the best interests of the Company and its stockholders to adopt a rights plan without delay. If a rights plan is adopted without prior stockholder approval, the plan must provide that it shall expire unless ratified by stockholders within one year of the plan’s adoption.

In addition, the Board of Directors has resolved to submit the selection of the Company’s independent auditors to the Company’s stockholders for their ratification at each future annual meeting of the Company’s stockholders. If a majority of the Company’s stockholders voting on the matter do not ratify the selection of the Company’s independent auditors, the Company’s Audit Committee will reconsider its choice of independent auditors taking into consideration the views of the stockholders and may, but will not be required to, appoint different independent auditors.

Commenting on the Board’s actions, Ray Elliott, Zimmer’s Chairman, President and Chief Executive Officer, said, “These actions directly reflect the Board’s responsiveness to the wishes of our stockholders.” Stockholder proposals presented at Zimmer’s 2004 annual meeting, which requested that Zimmer’s Board submit any rights plan to a stockholder vote as a separate ballot item as soon as practical and that Zimmer’s Board and its Audit Committee submit the selection of Zimmer’s independent auditors to Zimmer’s stockholders for their ratification at the Company’s annual meeting, received the support of a majority of Zimmer’s stockholders.

About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in the design, development, manufacture and marketing of reconstructive and spinal implants, trauma and related orthopaedic surgical products. In October, 2003, the company finalized its acquisition of Centerpulse AG, a Switzerland-based orthopaedics company and the leader in the European reconstructive market. The new Zimmer has operations in more than 24 countries around the world and sells products in more than 80 countries. As a result of the acquisition of Centerpulse, reported 2003 sales were $1.9 billion. Full-year 2003 pro forma worldwide sales of Zimmer and Centerpulse were approximately $2.6 billion. The new Zimmer is supported by the efforts of more than 6,500 employees.

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Visit Zimmer on the worldwide web at www.zimmer.com.

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